175985-17

Submit the Original
And One True Copy
No Fee Required

STATE OF OREGON
CORPORATION DIVISION
158 12th Street NE
Salem, OR 97310

FILED
IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF OREGON
JUL 19 1988
CORPORATION DIVISION

Registry Number: 175985-17 (If known)

ARTICLES OF AMENDMENT
By Directors or Shareholders

PLEASE TYPE OR PRINT LEGIBLY IN BLACK INK

1. Name of the corporation prior to amendment:

   Brandenfels Industries, INC.

2. State the article number(s) and set forth the article(s) as it is amended to read. (Attach additional sheets, if necessary.)

   Article #1 FAFC, INC.
   Article #4 SIC #6600
   Article #5 50,000,000 Common NPV 10,000,000 Perferd NPV

3. The amendment was adopted on March 29, 1988. (If more than one amendment was adopted, identify the date of adoption of each amendment.)

4. Check the one appropriate statement:

   ☐ Shareholder action was not required to adopt the amendment(s). The amendment was adopted by the board of directors without shareholder action.

   ☒ Shareholder action was required to adopt the amendment(s). The shareholder vote was as follows:

Class or Series of Shares	Number of Shares Outstanding	Number of Votes Entitled to be Cast	Number of Votes Cast For	Number of Votes Cast Against
Common	601,800	601,800	307,890	None

5. Other provisions, if applicable (Attach additional sheets, if necessary).

Execution: [signature] (Signature) — James L Barnard (Printed Name) — Pres. (Title)

Person to contact about this filing: James L Barnard (Name) — 503-225-0374 (Daytime Phone Number)

7/19 G

Submit the original and a true copy to the Corporation Division, 158 12th Street NE, Salem, Oregon 97310. There is no fee required. If you have questions, please call (503) 378-4166.

BC-3 (6/87)